Exhibit 10.12
PROMISSORY NOTE

November 20, 2007	$640,000.00
FOR VALUE RECEIVED, PEI Disposal Group, Inc., a Delaware corporation (“Maker”), promises to pay, in lawful money of the United States of America, to Soil Disposal Group, Inc., a New York corporation (“Payee”), at such place or places as Payee may designate to Maker in writing from time to time, the aggregate principal sum of Six Hundred Forty Thousand Dollars ($640,000.00). This promissory note shall not bear interest.
This promissory note represents a portion of the purchase price paid by Maker pursuant to that certain Asset Purchase Agreement among Maker, Richard Rivkin, Payee and the stockholders of Payee, dated the date hereof, and is subject to the terms and conditions thereof, including, without limitation, the setoff rights set forth in Section 6.7 thereof.
The principal balance of this note shall be paid by Maker to Payee in sixteen (16) equal consecutive bi-monthly installments of $40,000.00, such installments payable on the first day and the fifteenth day of each succeeding calendar month until fully paid (or if such day is not a business day, then on the next succeeding business day), with the first such installment due on December 2, 2007. Maker reserves the right at any time to prepay any or all of the principal balance remaining due on this promissory note with no penalty.
Payee may not assign this Note without the prior written consent of Maker. The words “Payee” and “Maker” whenever occurring herein shall be deemed and construed to include the permitted assigns and successors of Payee and the successors and assigns of Maker. This promissory note shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles. In the event that any provision of this promissory note shall be unenforceable, the remaining provisions shall continue to be valid and enforceable in accordance with their terms.

PEI DISPOSAL GROUP, INC.
By:	/s/ Joseph Kotrosits
Joseph Kotrosis, President